PROFESSIONAL SERVICES AGREEMENT

PROFESSIONAL SERVICES AGREEMENT, dated as of February 1, 2021, by and between LUBY’S INC., a Delaware corporation (“Luby’s”), and WINTHROP CAPITAL ADVISORS LLC, a Delaware limited liability company (“WCA”).

WITNESSETH:

WHEREAS, WCA provides certain services to Luby’s with respect to its liquidation accounting;

WHEREAS, Luby’s has requested that WCA make available to Luby’s the services of John Garilli (“Garilli”) to serve as Luby’s Interim President and Chief Executive Officer;

WHEREAS, WCA is the employer of Garilli and remains responsible for Garilli’s salary and benefits;

WHEREAS, WCA and Luby’s desire to provide for the payment of a fee by Luby’s to WCA for the services of Garilli.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves, and their respective successors and assigns, hereby agree as follows:

1.    Interim President and Chief Executive Officer. Subject to the terms and conditions set forth herein and during the Term (as hereinafter defined), WCA agrees that it will make available to Luby’s the services of Garilli to serve as the interim President and Chief Executive Officer of Luby’s and of its subsidiaries as the Board of Directors of Luby’s (the “Board”) may request. Notwithstanding anything to the contrary herein, the Board may, in its sole discretion, remove Garilli as an officer of Luby’s or any of its subsidiaries at any time, with or without cause.

2.    Term. This Agreement shall commence on the date hereof and shall continue on a month-to-month basis until terminated by either party hereto on 30 days prior written notice (the “Term”). During the Term, WCA shall be solely responsible for (a) compliance with all operation, administration and legal obligations in respect of Garilli relating to employment, payroll and all of the employee benefit plans, practices, policies and programs in which Garilli participates as an employee of WCA (the “WCA Plans”), (b) the payment of Garilli’s compensation through WCA’s payroll and (c) the operation and administration of the WCA Plans, including the payment and provision of all benefits and monies payable thereunder and any claims incurred pursuant to the terms and conditions of the applicable WCA Plans. Luby’s shall have no liability, responsibility or obligations whatsoever with respect to the WCA Plans or Garilli during the Term (or any prior or subsequent period) other than the payment of the Fee described in Section 3 below to WCA.

3.    Fee. WCA and Luby’s acknowledge that the determination of the exact amount of Garilli’s time required in connection with his serving as interim President and Chief Executive

Officer is highly speculative and administratively difficult to determine. As a result, Luby’s agrees to pay to WCA (i) a one-time payment of $50,000 on the date hereof and (ii) $20,000 on the first day of each month during the Term, which amount shall be prorated for any partial month with respect to the last month of the Term (together, the “Fee”).

4.    Independent Contractor Relationship. WCA and Garilli are independent contractors with respect to Luby’s and its affiliates. WCA shall (i) employ, manage, pay, supervise, discipline, direct, control and discharge Garilli, and (ii) observe and perform all obligations applicable to it under applicable law as the employer of Garilli. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, agents, representatives or partners, and the employees, agents, representatives or partners of one party shall not be considered, and shall not hold themselves out as, employees, agents, representatives or partners of the other party. Neither party shall have, nor shall hold itself out as having, any right, power or authority to create any obligation, express or implied, on behalf of the other party.

5.    Indemnification. Luby’s hereby agrees, to the extent permitted by applicable law, to indemnify, hold harmless and defend WCA, its agents, officers, directors, members, partners, shareholders and employees (each an “Indemnified Person”) from and against any loss, expense, damage or injury (“Losses”) suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of this Agreement including making the services of Garilli available to Luby’s but excluding any Losses arising out of Garilli’s employment with WCA, including but not limited to, compensation and benefits provided to Garilli by WCA and any taxes related thereto.

6.    Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

7.    Assignability. This Agreement or any part hereof may not be assigned by either party without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

8.    Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

9.    Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

10.    Section Headings. The section headings set forth herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

11.    Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement. The exchange of copies of this Agreement, any amendments hereto, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or Portable Document Format (pdf) transmission shall constitute effective execution and delivery of same as to the parties thereto and may be used in lieu of the original documents for all purposes. Signatures transmitted by facsimile or Portable Document Format shall be deemed to be original signatures for all purposes. Following the delivery of any pdf signature page, any party may request that the applicable party deliver an original signature page with respect thereto, but the failure to deliver any such original signature page shall in no event affect in any manner the enforceability of the applicable pdf signature page. Each of Luby’s and WCA hereby waives any defense to the enforcement of the terms of this Agreement based on the form of the signature and hereby agree that electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of their respective execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LUBY’S, INC.

By: /s Gerald Bodzy
Name: Gerald Bodzy
Title: Chairman of the Board

WINTHROP CAPITAL ADVISORS LLC

By: /s John Garilli
Name: John Garilli
Title: President